Exhibit 10.12

PROMISSORY NOTE

$100,000.00	January 1, 2009

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Trellis Earth Products, Inc., an Oregon corporation ("Company"), hereby promises to pay to the order of Ernest G. Bootsma ("Seller"), in lawful money of the United States of America, the principal sum of $100,000.00, together with and including all interest as provided below in this Note.

1.          Interest Rate. Company promises to pay interest on the unpaid principal balance of this Note, from and including the date of this Note until paid in full, at the rate of five percent per annum. The interest rate, based upon a 360-clay year and the actual days elapsed.

2.          Payment.

2.1Maturity Date. Company shall pay the entire principal balance and all accrued but unpaid interest on the earlier of (the "Maturity Date"):

(a)          The date that is five years after the date of this Agreement;

(b)          The sale, conveyance or disposal of all or substantially all of Company's property or business, or Company's merger with or into or consolidation with any other corporation, or if Company effects any other transaction or series of related transactions in which more than 50 percent of the voting stock of Company is transferred, sold, or disposed of and Company is not the survivor in such transaction or series of transactions;

(e)The liquidation, dissolution or indefinite cessation of the business operations of Company;

(d)          The execution by Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property or assets of Company; or

(e)          A firm commitment for an underwritten public offering by Company of shares of its Common Stock.

2.2 Prepayment. Company may pay all or any part of the principal balance of this Note and all accrued but unpaid interest at any time without penalty.

 2.3 Receipt of Payments. All payments specified in this Note shall be deemed made when actually received by Seller, and shall be made without offset and without prior notice or demand.

2.4 Form of Payment. All payments shall be in lawful money of the United States of America.

3.         Default. Time is of the essence of this Note. A default of this Note shall occur if

(a)           Company fails to make any payment under this Note within 10 days after the date due, or
(b)           an event of default occurs under the terms of any of the Transaction Documents (as defined in the Stock Redemption Agreement and Mutual Release dated the same date as this Note).

4.         Remedies. In the event of a default of this Note, Seller may take any one or mom of the following steps:

4.1 Acceleration. Declare the entire unpaid principal balance of the debt evidenced by this Note, and all accrued interest thereon and all other costs and expenses evidenced by this Note, to be immediately due and payable.

4.2 Other Remedies. Pursue any other right or remedy provided in this Note or in any other agreement or instrument executed by Company in connection with this Note, or as otherwise allowed by law. Seller may pursue any such rights or remedies singly, together or successively. Exercise of any such right or remedy shall not be deemed an election of remedies. Failure to exercise any right or remedy shall not be deemed a waiver of any existing or subsequent default, nor a waiver of any such right or remedy.

 5. Collection Costs. Company agrees to pay all costs of collection for the amounts due under this Note, including reasonable attorney fees, whether or not litigation is actually commenced. In the event that Seller are made party to any litigation because of the existence of the indebtedness evidenced by this Note, Company shall reimburse Seller for their costs and attorneys' fees incurred with respect to such litigation. In the event that suit or action is instituted by a party to this Note to enforce or interpret any provision of this Note, or to collect any amount due hereunder, the prevailing party shall be entitled to receive from the other party, in addition to all other sums and relief, its reasonable costs and attorneys' fees, incurred both at and in preparation for trial, any appeal or review, or in any claim or adversary proceedings in bankruptcy, such amount to be set by the court(s) before which the matter is heard.

 6. Waivers. Company hereby (a) waives diligence, presentment, protest and demand, and (b) waives notice of protest, or consent to any extension or alteration of the time or terms of payment of this Note, any release of all or any part of any security which may be given for the payment of this Note, any acceptance of additional security of any kind, and any release of or resort to any party liable for payment of this Note, any of which may be made without notice to any of such parties.

7.         Miscellaneous Provisions.

7.1         Governing Law. This Note shall be governed by and construed in accordance with the laws of the state of Oregon.

7.2 Severability. If any provision of this Note is found by a court of competent jurisdiction to be invalid or unenforceable as written, then the parties intend and desire that (a) such provision be enforceable to the full extent permitted by law, and (b) the invalidity or unenforceability of such provision shall not affect the validity and enforceability of the remainder of this Note.

 7.3 Amendments. This Note may not be amended, modified or changed, nor shall any provision of this Note be deemed waived, except only by an instrument in writing signed by the party against whom enforcement of any such waiver, amendment, change or modification is sought.

7.4         No Assignment. Company shall not assign this Note to any party without the express written consent of Seller.

7.5         Binding Effect. This Note shall be binding upon the successors and permitted assigns of Company.

 7.6 Terms. All capitalized terms used in this Note that are not otherwise defined shall have the meanings given to them in the Stock Redemption Agreement and Mutual Release dated the same date as this Note.

Company:

TRELLIS EARTH PRODUCTS, INC.

By:	/s/ William Collins
William Collins, CEO

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